Exhibit 21
Subsidiaries of Franklin BSP Capital Corporation

Name	Domicile
FBCC Jupiter Funding, LLC	Delaware
FBLC Funding I, LLC	Delaware
54th Street Equity Holdings, Inc.	Delaware
Opps X EEF CTB, LLC	Delaware
FBLC Senior Loan Fund, LLC	Delaware
Post Road Equipment Finance, LLC	Delaware